Exhibit 99.1

FOR IMMEDIATE RELEASE ATTENTION: FINANCIAL AND BUSINESS EDITORS

Contact:	Florence Doller SVP and Director of Corporate Communications 607.337.6118 / fdoller@nbtbank.com

NBT BANCORP PROMOTES HYLE TO EXECUTIVE VICE PRESIDENT

NORWICH, NY (January 15, 2019) – NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) President and CEO John H. Watt, Jr. announced today that Shauna Hyle has been promoted to Executive Vice President, Consumer Lending.

“I am pleased to announce the promotion of Shauna Hyle to Executive Vice President and to share that she is now a member of NBT’s Executive Management Team,” said Watt. “Shauna is a dynamic leader who has held key leadership positions in our company. I look forward to her ongoing contributions to our success as we continue to digitize and enhance the consumer experience at NBT.”

Hyle has been with NBT since 2008. She advanced to her current position as Consumer Lending Executive in June 2017. Hyle held the role of Senior Vice President and Chief Risk Officer from 2013 to 2017. Prior to that, she was Corporate Controller and managed NBT’s accounting and finance function.

Before Hyle joined NBT, she was a manager with PricewaterhouseCoopers, LLP, providing audit and attestation services to clients in the firm’s Syracuse and Boston offices. She is a Certified Public Accountant and earned her bachelor’s degree in accounting from SUNY Geneseo.

A resident of Norwich, NY, Shauna is active in the community and serves on the board of Friends of Rogers, a nonprofit organization supporting Rogers Environmental Education Center in Sherburne, NY. She was previously a member of the Commerce Chenango Finance Committee and the Community Enhancement and Redevelopment Group Board. She is a 2010 graduate of Leadership Chenango.

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, NY, with total assets of $9.5 billion at September 30, 2018. The company primarily operates through NBT Bank, N.A., a full-service community bank and through two financial services companies. NBT Bank, N.A. has 151 banking locations in six states, including New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine. EPIC Retirement Plan Services, based in Rochester, NY, is a full-service 401(k) plan recordkeeping firm. NBT Insurance Agency, LLC based in Norwich, NY, is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epic1st.com and www.nbtinsurance.com.